                                 Exhibit 12.1



      Statement Regarding Calculation of Ratio of Consolidated Earnings to
                           Consolidated Fixed Charges
                             (Dollars in millions)



                                                              Three Months Ended         Years Ended December 31,
                                                              ------------------  ---------------------------------------
                                                              March 31, 2001       2000     1999    1998    1997    1996
                                                              --------------      ------   ------  ------  ------  ------
Net earnings                                                           606        $3,328   $1,557  $2,830  $1,901  $2,489
  Income tax expense.......................................            339         2,018      852   1,457     898   1,197
  Minority interest in earnings............................             12           241       41      27      28      20
  Earnings from investments in MidAmerican Energy .........            (47)         (105)      --      --      --      --
  Fixed charges*...........................................             82           204      187     142     141     124
                                                                    ------        ------   ------  ------  ------  ------
Earnings available for fixed charges.......................         $  992        $5,686   $2,637  $4,456  $2,968  $3,830
                                                                    ======        ======   ======  ======  ======  ======
Realized investment gain, pretax, included in
  Earnings available for fixed charges.....................         $  242        $3,955  $1,365   $2,415  $1,106  $2,484
                                                                    ======        ======   ======  ======  ======  ======
Fixed charges*
  Interest on indebtedness (including amortization
    of debt discount and expense...........................         $   60        $  144  $  134   $  109  $  112  $  100
  Rentals representing interest............................             22            60      53       33      29      24
                                                                    ------        ------   ------  ------  ------  ------
                                                                    $   82        $  204  $  187   $  142  $  141  $  124
                                                                    ------        ------   ------  ------  ------  ------
Ratio of earnings to fixed charges*........................         12.10x        27.87x  14.10x   31.38x  21.05x  30.89x
                                                                    ======        ======   ======  ======  ======  ======

Ratio of earnings, excluding realized investment
 gain, to fixed charges*...................................          9.15x        8.49x   6.80x   14.37x  13.21X  10.85x
                                                                    ======        =====   =====   ======  ======  ======




__________
* Excludes fixed charges of finance businesses. Fixed charges of finance businesses were as follows:


                                                    Three Months Ended                Years Ended December 31,
                                                    ------------------                ------------------------
                                                    March 31, 2001        2000       1999         1998      1997        1996
                                                    --------------        ----       ----         ----      ----        ----
                                                           $ 149         $ 774      $ 586        $  21     $  20       $  30

  Including fixed charges of finance businesses the ratios of earnings to fixed charges were as follows:

                                                              Three Months Ended        Years Ended December 31,
                                                              ------------------  ------------------------------------
                                                              March 31, 2001       2000   1999    1998    1997    1996
                                                              ------------------   ----   ----    ----    ----    ----
     Including realized investment gain..................             4.94x       6.61x   4.17x  27.47x  18.56x  25.06x
     Excluding realized investment gain..................             3.89x       2.56x   2.40x  12.65x  11.69x   8.94x